Exhibit 99.1

380 Sentry Parkway Blue Bell, PA 19422-0754
PRESS RELEASE
For Release: Immediate Contact: William Hitselberger (215) 665-5046

PMA Capital Announces Fourth Quarter 2004 Results

Blue Bell, PA, February 15, 2005 -- PMA Capital Corporation (NASDAQ: PMACA) today announced financial results for the fourth quarter and year ended December 31, 2004. PMA Capital reported a net loss of $10.3 million, or 33 cents per share, for the fourth quarter, compared to a net loss of $20.0 million, or 64 cents per share, for the same period last year. Net income was $1.8 million, or six cents per share, for full year 2004, compared to a net loss of $93.6 million, or $2.99 per share, for 2003.

Vincent T. Donnelly, President and Chief Executive Officer commented, “We achieved our most important goal in 2004, the restoration in the fourth quarter of The PMA Insurance Group’s A- A.M. Best financial strength rating. While executing the capital plan necessary to achieve this goal contributed to the fourth quarter loss, we believe that the improved liquidity at the holding company and increased financial flexibility provided through the completion of the exchange offer and the sale of additional securities was crucial.”

“We are entering 2005 with positive momentum and enhanced confidence,” Mr. Donnelly continued. “Our goal in 2005 is to achieve measured written premium growth by capitalizing on our solid franchise while adhering to our underwriting standards.”

PMA Capital also announced today the election of James C. Hellauer to the Board of Directors. Jim replaces Mark Wilcox, who resigned from the Board for personal reasons. Jim, a Naval Academy and Harvard business school graduate, has 38 years of senior management experience.  Neal Schneider, Chairman of the Board of PMA Capital, noted, "We are very fortunate to have Jim join the Board. His breadth of experience will be invaluable to PMA Capital as we continue our work to build the value of the organization."

During the fourth quarter of 2004, PMA Capital exchanged $84.1 million principal amount of 6.50% convertible debt for $84.1 million principal amount of its 4.25% convertible debt and sold $15 million of new 6.50% convertible debt. Costs associated with the exchange and sale of convertible debt reduced results by $6.4 million after-tax ($9.8 million pre-tax), or 20 cents per share, which included a loss on the debt exchange of $3.9 million after-tax ($6.0 million pre-tax) and a loss of $2.5 million after-tax ($3.8 million pre-tax) for the subsequent increase in the fair value of the derivative component of the convertible debt. The loss associated with the derivative component is included in net realized investment gains and losses.

Including the increase in the fair value of the derivative component of the convertible debt, after-tax net realized investment results were losses of $5.1 million, or 16 cents per share, for the fourth quarter and gains of $4.2 million, or 14 cents per share, for the full year. After-tax net realized investment gains were $2.3 million, or seven cents per share, for the fourth quarter of 2003 and $9.0 million, or 28 cents per share, for the full year.

Also included in fourth quarter 2004 results was a $4.3 million after-tax gain ($6.6 million pre-tax), or 14 cents per share, on the sale of a partnership interest, which is included in other revenues. Results for the fourth quarter of 2003 included a non-cash charge of $25 million, or 80 cents per share, to increase the valuation allowance for our deferred tax asset, a net charge of $4.6 million ($7.0 million pre-tax), or 15 cents per share, due to lower underwriting results at The PMA Insurance Group for workers’ compensation business written for accident years 2001 and 2002 and an after-tax charge of $3.7 million ($5.7 million pre-tax), or 12 cents per share, related to our exit from the reinsurance business.

Results for full year 2004 also include an after-tax charge of $3.9 million ($6.0 million pre-tax), or 12 cents per diluted share, to purchase reinsurance covering potential adverse loss development at the Run-off Operations. Results for full year 2003 included the third quarter after-tax charge of $97.5 million, or $3.11 per share, to increase loss reserves for our reinsurance business. In addition, the total valuation allowance on the deferred tax asset of $49 million recorded in 2003 impacted results by $1.56 per share for the full year.

Consolidated revenues were $105.0 million and $608.0 million for fourth quarter and full year 2004, respectively, compared to $369.4 million and $1,301.2 million for the same periods in 2003, reflecting lower net premiums earned due to our fourth quarter 2003 withdrawal from the reinsurance business. To a lesser extent, the lower revenues reflect the impact of The PMA Insurance Group’s B++ A.M. Best financial strength rating, which was upgraded to A- (Excellent) on November 15, 2004.

Financial Condition
Total assets were $3.3 billion as of December 31, 2004, compared to $4.2 billion as of December 31, 2003. Shareholders’ equity was $445.5 million as of December 31, 2004, compared with $463.7 million as of December 31, 2003. Book value per share was $14.06 as of December 31, 2004, compared with $14.80 as of December 31, 2003. The decreases in shareholders’ equity and book value per share are primarily due to lower net unrealized gains on our investment portfolio. Net unrealized holding gains were $13.6 million, or 43 cents per share, as of December 31, 2004, compared to $31.4 million, or $1.00 per share, at year-end 2003, mainly due to higher market interest rates. At December 31, 2004, we had $31.3 million in cash and short-term investments at the holding company and its non-regulated subsidiaries.

As of December 31, 2004, our total outstanding debt was $214.5 million, compared to $187.6 million at December 31, 2003. The components of our debt as of December 31, 2004 were as follows:

(dollar amounts in thousands)	Amount	Maturity
6.50% Convertible debt[1]	$99,140	2022	[2]
Derivative component of 6.50% Convertible debt	13,086
4.25% Convertible debt[1,3]	925	2022
Trust preferred debt	43,816	2033
8.50% Senior notes	57,500	2018
Total long-term debt	$214,467

(1)	This debt may be converted at any time, at the holder's option, at a current price of $16.368 per share.
(2)	Holders, at their option, may require us to repurchase all or a portion of their debentures on June 30, 2009 at 114% of the principal amount.
(3)	We retired $1.2 million of this debt through open market purchases in the fourth quarter of 2004.

The statutory surplus of The PMA Insurance Group was $300.0 million at December 31, 2004, compared to $296.8 million at December 31, 2003. The PMA Insurance Group has the ability to pay $23.5 million in dividends during 2005 without the prior approval of the Pennsylvania Insurance Commissioner. The statutory surplus of PMA Capital Insurance Company (“PMACIC”), PMA Capital Corporation’s directly held reinsurance subsidiary, was $224.5 million at December 31, 2004, compared to $500.6 million at December 31, 2003. The statutory surplus of PMACIC at December 31, 2003 included $296.8 million of statutory surplus from the insurance subsidiaries comprising The PMA Insurance Group. Ownership of The PMA Insurance Group was transferred from PMACIC to PMA Capital in June 2004.

Segment Operating Results
Operating income (loss), which we define as net income (loss) under accounting principles generally accepted in the United States of America (GAAP) excluding net realized investment gains and losses, is the financial performance measure used by our management and Board of Directors to evaluate and assess the results of our insurance businesses. Accordingly, we report operating results by segment in the disclosures required under SFAS No. 131, “Disclosures About Segments of an Enterprise and Related Information.” Our management and Board of Directors use operating results as the measure of financial performance for our insurance operations because (i) net realized investment gains and losses are unpredictable and not necessarily indicative of current operating fundamentals or future performance of the business segments and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains and losses that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

A reconciliation of our segment operating results as discussed below to GAAP net income (loss) is provided below.

	Three months ended		Year ended
	December 31,		December 31,
(in thousands)	2004	2003	2004	2003
Pre-tax operating income (loss):
The PMA Insurance Group	$261	$(9 82)	$13,166	$21,541
Run-off Operations (1)	(1,946)	11,706	5,509	(80,376)
Corporate & Other	(5,423)	(6,288)	(21,223)	(22,691)
Net realized investment gains (losses)	(7,870)	3,582	6,493	13,780
Pre-tax income (loss)	(14,978)	8,018	3,945	(67,746)
Income tax expense (benefit)	(4,665)	28,050	2,115	25,823
Net income (loss)	$(10,313)	$(20,032)	$1,830	$(93,569)

(1)
In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

The PMA Insurance Group
The PMA Insurance Group had pre-tax operating income of $261,000 for the fourth quarter of 2004, compared to a pre-tax operating loss of $982,000 for the same period last year. Results for the fourth quarter of 2003 included a pre-tax net charge of $7.0 million due to lower underwriting results from accident years 2001 and 2002. Pre-tax operating income was $13.2 million for full year 2004, compared to $21.5 million for 2003, primarily reflecting lower underwriting results and lower net investment income.

Net premiums written were $62.9 million and $377.8 million for the fourth quarter and full year 2004, compared with $140.8 million and $603.6 million for the same periods of 2003. Net premiums written for 2003 include $35 million of retrospectively rated premiums which were a component of the $7.0 million charge discussed above. From November 2003 until the November 2004 restoration of its A- financial strength rating, The PMA Insurance Group was rated B++ by A.M. Best, which constrained its ability to attract and retain business during 2004. Our renewal retention rate on existing workers’ compensation accounts was 62% in 2004. New business production continued in 2004, although at a lower rate than in 2003. The PMA Insurance Group continues to obtain price increases in all of its commercial lines of business, although at lower overall rates of increase than in 2003. Average rate increases for workers’ compensation business were approximately 6% in 2004.

The combined ratio on a GAAP basis in 2004 was 108.5% for the fourth quarter and 105.4% for the full year, compared to 105.6% and 102.8% for the same periods last year. The combined ratios for the fourth quarter and full year 2003 include approximately 4 points and 1 point, respectively, due to the higher than expected losses and LAE from prior accident years. The increases in the combined ratio in 2004 primarily reflect a higher total expense ratio and, to a lesser extent, overall loss trends in workers’ compensation that are rising modestly ahead of price increases. We estimate medical cost inflation, which is the primary reason for increasing loss costs in 2004, to be approximately 11%.

Net investment income was $6.5 million for the fourth quarter and $31.0 million for full year 2004, compared to $8.3 million and $32.9 million for the same periods of 2003, reflecting lower yields on the portfolio, partially offset by a higher average invested asset base for full year 2004.

Run-off Operations
Results of the Run-off Operations are driven principally by underwriting results from our former PMA Re operating segment. Run-off Operations also includes the results of our former excess and surplus lines business.

The Run-off Operations recorded a pre-tax operating loss of $1.9 million for the fourth quarter and pre-tax operating income of $5.5 million for full year 2004, compared to pre-tax operating income of $11.7 million for the fourth quarter of 2003 and a pre-tax operating loss of $80.4 million for full year 2003. Full year 2004 results include a charge of $6.0 million for a reinsurance agreement covering potential adverse loss development, partially offset by a gain of $2.5 million from the sale of our ownership interest in Cathedral Capital PLC. Included in results for the fourth quarter of 2003 are exit costs of $2.6 million, mainly employee termination benefits. Pre-tax operating results for full year 2003 reflect the $150 million ($97.5 million after-tax) third quarter reserve charge associated mainly with accident years 1997 to 2000.

Corporate and Other
The Corporate and Other segment includes unallocated investment income and expenses, including debt service. Corporate and Other recorded pre-tax operating losses of $5.4 million and $21.2 million for the fourth quarter and full year 2004, respectively, compared to $6.3 million and $22.7 million for the same periods last year. During the fourth quarter of 2004, we sold our interest in a partnership which owns real estate for net proceeds totaling $7.7 million, resulting in a pre-tax gain of $6.6 million, which is recorded in other revenues. Partially offsetting the gain was a pre-tax loss of $6.0 million on our convertible debt exchange which closed in November 2004. Results for the fourth quarter of 2003 included approximately $3 million of costs associated primarily with salary obligations under employment contracts with our former executive officers. Interest expense for the fourth quarter and full year 2004 increased by $531,000 and $2.5 million, respectively, over the comparable periods last year due to a higher average amount of debt outstanding in 2004, compared with 2003.

Conference Call with Investors
As a reminder, we will hold a conference call with investors beginning at 5:30 p.m. Eastern Time on Tuesday, February 15th to review our 2004 results. The conference call will be available via a live webcast over the Internet at www.pmacapital.com by entering the Investor Information section, clicking on News Releases and then clicking on the microphone icon. Please note that by accessing the conference call via the Internet, you will be in a listen-only mode. The call-in numbers and passcodes for the conference call are as follows:

Live Call	Replay
800-299-0433 (Domestic)	888-286-8010 (Domestic)
617-801-9712 (International)	617-801-6888 (International)
Passcode 89777886	Passcode 90514704

A replay of the conference call will be available over the Internet or by dialing the call-in number for the replay and using the passcode. The replay will be available from approximately 7:30 p.m. Eastern Time on Tuesday, February 15th until 11:59 p.m. Eastern Time on Tuesday, March 15th.

Quarterly Statistical Supplement
Our Fourth Quarter Statistical Supplement, which provides more detailed historical information about us, is available on our website. Please see the Investor Information section of our website at www.pmacapital.com . You may also obtain a copy of this supplement by sending your request to:

PMA Capital Corporation
1735 Market Street
Philadelphia, PA 19103
Attention: Investor Relations

Alternatively, you may submit your request by telephone (215-665-5046) or by e-mail to InvestorRelations@pmacapital.com. We have also furnished a copy of this news release and the Statistical Supplement to the SEC under cover of Form 8-K dated February 15, 2005. A copy of the Form 8-K is available on the SEC’s website at www.sec.gov.

CAUTIONARY STATEMENT FOR PURPOSES OF THE “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
The statements contained in this press release, including those made by individuals authorized to speak on behalf of PMA Capital Corporation (“we”, “our” or the “Company”) that are not historical facts are forward-looking statements and are based on estimates, assumptions and projections. Actual results may differ materially from those projected in the forward-looking statements.

These forward-looking statements are based on currently available financial, competitive and economic data and the Company’s current operating plans based on assumptions regarding future events. The Company’s actual results could differ materially from those expected by the Company’s management. The factors that could cause actual results to vary materially, some of which are described with the forward-looking statements, include, but are not limited to:

•
our ability to effect an efficient withdrawal from the reinsurance business, including the commutation of reinsurance business with certain large ceding companies, without incurring any significant liabilities;

•	adverse property and casualty loss development for events that we insured in prior years, including unforeseen increases in medical costs;
•
our ability to have sufficient cash at the holding company to meet our debt service and other obligations, including any restrictions such as those imposed by the Pennsylvania Insurance Department on receiving dividends from our insurance subsidiaries in an amount sufficient to meet such obligations;

•
any future lowering or loss of one or more of our financial strength and debt ratings, and the adverse impact that any such downgrade may have on our ability to compete and to raise capital, and our liquidity and financial condition;

•	adequacy of reserves for claim liabilities;
•
regulatory or tax changes in risk-based capital or other regulatory standards that affect the cost of, or demand for, our products or otherwise affect our ability to conduct business, including any future action with respect to our business taken by the Pennsylvania Insurance Department or any other state insurance department;

•	the impact of future results on the recoverability of our deferred tax asset;
•	adequacy and collectibility of reinsurance that we purchased;
•	the outcome of any litigation against us, including the outcome of the purported class action lawsuits;
•	competitive conditions that may affect the level of rate adequacy related to the amount of risk undertaken and that may influence the sustainability of adequate rate changes;
•	ability to implement and maintain rate increases;
•	the effect of changes in workers' compensation statutes and their administration, which may affect the rates that we can charge and the manner in which we administer claims;
•	our ability to predict and effectively manage claims related to insurance and reinsurance policies;
•	the uncertain nature of damage theories and loss amounts and the development of additional facts related to the attack on the World Trade Center;
•	uncertainty as to the price and availability of reinsurance on business we intend to write in the future, including reinsurance for terrorist acts;
•	severity of natural disasters and other catastrophes, including the impact of future acts of terrorism, in connection with insurance and reinsurance policies;
•	changes in general economic conditions, including the performance of financial markets, interest rates and the level of unemployment;
•	uncertainties related to possible terrorist activities or international hostilities; and
•	other factors or uncertainties disclosed from time to time in our filings with the SEC.

You should not place undue reliance on any such forward-looking statements. Unless otherwise stated, we disclaim any current intention to update forward-looking information and to release publicly the results of any future revisions we may make to forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Three months ended December 31,
(dollars in thousands)	2004	2003
Net premiums written:
The PMA Insurance Group	$62,910	$140,784
Run-off Operations (1)	(5,974)	124,853
Corporate and Other	(264)	(180)
Consolidated net premiums written	$56,672	$265,457

Revenues:
Net premiums earned:
The PMA Insurance Group	$89,373	$177,474
Run-off Operations (1)	649	167,697
Corporate and Other	(264)	(180)
Consolidated net premiums earned	89,758	344,991
Net investment income	12,142	16,331
Realized gains (losses)	(7,870)	3,582
Other revenues	11,018	4,466
Consolidated revenues	$105,048	$369,370

Components of net loss:
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$261	$(982)
Run-off Operations (1)	(1,946)	11,706
Corporate and Other	(5,423)	(6,288)
Realized gains (losses)	(7,870)	3,582
Pre-tax income (loss)	(14,978)	8,018
Income tax expense (benefit)	(4,665)	28,050
Net loss	$(10,313)	$(20,032)

Weighted average common shares outstanding:
Basic	31,350,825	31,333,881
Diluted	31,350,825	31,333,881

(1)
In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)
Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
Selected Financial Data
(Unaudited)

	Year ended December 31,
(dollars in thousands)	2004	2003
Net premiums written:
The PMA Insurance Group	$377,795	$603,593
Run-off Operations (1)	(75,360)	589,449
Corporate and Other	(825)	(788)
Consolidated net premiums written	$301,610	$1,192,254

Revenues:
Net premiums earned:
The PMA Insurance Group	$442,343	$570,032
Run-off Operations (1)	77,067	628,921
Corporate and Other	(825)	(788)
Consolidated net premiums earned	518,585	1,198,165
Net investment income	56,945	68,923
Realized gains	6,493	13,780
Other revenues	25,941	20,379
Consolidated revenues	$607,964	$1,301,247

Components of net income (loss):
Pre-tax operating income (loss) (2):
The PMA Insurance Group	$13,166	$21,541
Run-off Operations (1)	5,509	(80,376)
Corporate and Other	(21,223)	(22,691)
Realized gains	6,493	13,780
Pre-tax income (loss)	3,945	(67,746)
Income tax expense	2,115	25,823
Net income (loss)	$1,830	$(93,569)

Weighted average common shares outstanding:
Basic	31,344,858	31,330,183
Diluted	31,729,061	31,330,183

(1)
In November 2003, we announced our decision to withdraw from the reinsurance business previously served by our PMA Re operating segment. As a result of this decision, the results of PMA Re are now reported as Run-off Operations. Run-off Operations also includes the results of our former excess and surplus lines segment, Caliber One.

(2)
Operating income (loss), which is GAAP net income (loss) excluding net realized investments gains and losses, is the financial performance measure used by our management and our Board of Directors to evaluate and assess the results of our insurance businesses. As a result, we report operating income by segment in our segment footnote disclosures as required by SFAS No. 131 “Disclosure About Segments of and Enterprise and Related Information.” We use operating income (loss) as the measure of financial performance because (i) net realized investment gains (losses) are unpredictable and not necessarily indicative of current operating fundamentals or future performance and (ii) in many instances, decisions to buy and sell securities are made at the holding company level, and such decisions result in net realized gains (losses) that do not relate to the operations of the individual segments. Operating income (loss) does not replace net income (loss) as the GAAP measure of our consolidated results of operations.

PMA Capital Corporation
GAAP Condensed Consolidated Balance Sheets
(Unaudited)

	December 31,	December 31,
(in thousands, except per share data)	2004	2003
Assets:
Investments and cash:
Fixed maturities available for sale	$1,304,086	$1,854,555
Short-term investments	123,746	151,332
Short-term investments, loaned securities collateral	-	6,300
Cash	35,537	28,963
Total investments and cash	1,463,369	2,041,150

Accrued investment income	15,517	20,870
Premiums receivable	197,831	364,125
Reinsurance receivables	1,142,552	1,220,320
Deferred income taxes	86,501	76,962
Deferred acquisition costs	31,426	83,975
Funds held by reinsureds	142,064	124,695
Other assets	174,725	255,861
Total assets	$3,253,985	$4,187,958

Liabilities:
Unpaid losses and loss adjustment expenses	$2,111,598	$2,541,318
Unearned premiums	158,489	403,708
Debt	214,467	187,566
Accounts payable, accrued expenses
and other liabilities	196,744	314,830
Funds held under reinsurance treaties	121,234	262,105
Dividends to policyholders	5,977	8,479
Payable under securities loan agreements	25	6,285
Total liabilities	2,808,534	3,724,291

Shareholders' Equity:
Class A Common stock	171,090	171,090
Additional paid-in capital	109,331	109,331
Retained earnings	213,313	216,115
Accumulated other comprehensive income (loss)	(1,959)	19,622
Notes receivable from officers	-	(65)
Treasury stock, at cost	(45,573)	(52,426)
Unearned restricted stock compensation	(751)	-
Total shareholders' equity	445,451	463,667
Total liabilities and shareholders' equity	$3,253,985	$4,187,958

Shareholders' equity per share	$14.06	$14.80

PMA Capital Corporation
GAAP Condensed Consolidated Statements of Operations
(Unaudited)

	Three months ended December 31,
(in thousands, except per share data)	2004	2003

Gross premiums written	$69,940	$295,671

Net premiums written	$56,672	$265,457

Revenues:
Net premiums earned	$89,758	$344,991
Net investment income	12,142	16,331
Net realized investment gains (losses)	(7,870)	3,582
Other revenues	11,018	4,466
Total revenues	105,048	369,370

Expenses:
Losses and loss adjustment expenses	70,189	266,899
Acquisition expenses	18,935	64,790
Operating expenses	19,628	32,251
Dividends to policyholders	1,819	(5,539)
Interest expense	3,482	2,951
Loss on debt exchange	5,973	-
Total losses and expenses	120,026	361,352

Pre-tax income (loss)	(14,978)	8,018

Income tax expense (benefit):
Current	(272)	-
Deferred	(4,393)	28,050
Total income tax expense (benefit)	(4,665)	28,050

Net loss	$(10,313)	$(20,032)

Net loss per share:

Basic	$(0.33)	$(0.64)
Diluted	$(0.33)	$(0.64)

PMA Capital Corporation
GAAP Condensed Consolidated Statements of Operations
(Unaudited)

	Year ended December 31,
(in thousands, except per share data)	2004	2003

Gross premiums written	$352,262	$1,429,644

Net premiums written	$301,610	$1,192,254

Revenues:
Net premiums earned	$518,585	$1,198,165
Net investment income	56,945	68,923
Net realized investment gains	6,493	13,780
Other revenues	25,941	20,379
Total revenues	607,964	1,301,247

Expenses:
Losses and loss adjustment expenses	380,556	998,347
Acquisition expenses	115,225	256,446
Operating expenses	84,912	103,672
Dividends to policyholders	4,999	641
Interest expense	12,354	9,887
Loss on debt exchange	5,973	-
Total losses and expenses	604,019	1,368,993

Pre-tax income (loss)	3,945	(67,746)

Income tax expense:
Current	-	-
Deferred	2,115	25,823
Total income tax expense	2,115	25,823

Net income (loss)	$1,830	$(93,569)

Net income (loss) per share:

Basic	$0.06	$(2.99)
Diluted	$0.06	$(2.99)